UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	April 28, 2010

TierOne Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	000-50015	04-3638672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1235 “N” Street, Lincoln, Nebraska 68508

(Address of principal executive offices, including zip code)

(402) 475-0521

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On May 3, 2010, TierOne Corporation, a Wisconsin corporation (the “Company”), received notice from Great Western Bank terminating the Branch Purchase Agreement, dated as of September 3, 2009, by and among the Company, TierOne Bank (the “Bank”) and Great Western Bank.  Pursuant to the terms of the Branch Purchase Agreement, either party had the right to terminate the Branch Purchase Agreement if the transactions contemplated by the agreement were not completed by May 3, 2010.  No termination fee is payable by the Company as a result of the termination of the Branch Purchase Agreement.

As previously reported, the Company and the Bank had received notification from the Office of Thrift Supervision (“OTS”), the Bank’s primary regulator, that the Bank’s application to sell deposits, selected loans and other assets associated with 32 of the Bank’s branch offices to Great Western Bank was denied.  Under the terms of the Branch Purchase Agreement, OTS approval was a condition to closing the transactions contemplated by the Branch Purchase Agreement.  As a result, the transactions could not be completed.

On April 30, 2010, the Company issued a press release announcing it had received the aforementioned notice from the OTS.  The full text of the press release is included in this document as Exhibit 99.1.

Item 2.06.	Material Impairments.

The Company is the holding company for the Bank.  On a quarterly basis, the Bank is required to file a Thrift Financial Report (“TFR”) with the OTS.  The TFR requires the Bank to report various information, including financial statement and supplemental data, regarding the Bank’s performance and financial condition for and as of the quarter covered by the TFR.

On April 30, 2010, the Bank filed its TFR for the quarter ended March 31, 2010.  The TFR reflected a loan loss provision and a loss provision for other real estate owned of approximately $15.6 million and $4.3 million, respectively, for the three months ended March 31, 2010.  The loss provisions for the first quarter reflect (1) the receipt of recent, updated appraisals which show continued deterioration of property values in selected markets; (2) steps undertaken by management to dispose of the Bank’s problem assets; and (3) management’s response to continued deterioration in the Bank’s loan portfolio resulting from ongoing economic challenges generally and, in particular, challenges in the real estate market.

As a result of the net loss reported in the above-referenced TFR, the Bank’s minimum core capital ratio, as of March 31, 2010, was approximately 2.66%, which is below the elevated ratio of 8.50% required by the OTS (the regulatory core capital ratio normally required to be deemed “well capitalized” is 5.00%).  The Bank’s total risk-based capital ratio, as of March 31, 2010, was approximately 4.86%, which is below the 11.00% required by the OTS (the regulatory total risk-based capital ratio normally required to be deemed “well capitalized” is 10.00%).

Since September 30, 2009, the Bank has been below both the enhanced capital requirements required by the OTS as well as the ratios normally required to be deemed “adequately capitalized” by the OTS.  Further, the Bank is subject to a prompt corrective action directive and supervisory agreement.  Failure to comply with the terms of these regulatory actions within the applicable time frames provided could result in additional orders or penalties, which could include further restrictions on the Company’s business, assessment of civil money penalties on the Company and the Bank, as well as the Company’s and the Bank’s respective directors, officers and other affiliated parties, termination of deposit insurance, removal of one or more officers and/or directors, and the liquidation or other closure of the Bank. Generally, these enforcement actions will be lifted only after subsequent examinations substantiate complete correction of the underlying issues.

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A copy of the Bank’s TFR will be made available soon on the OTS’ website, www.ots.treas.gov.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 28, 2010, the Company received a delisting determination letter from the staff of the Nasdaq Stock Market (“Nasdaq”) due to the Company not being in compliance with the filing requirement under NASDAQ Marketplace Rule 5250(c)(1).  Noncompliance with this Nasdaq rule resulted from the Company’s delinquency in the filing of its periodic reports.  The Company does not plan to appeal the delisting determination.  The Company’s common stock will be delisted from the Nasdaq Global Select Market and the trading of the Company’s common stock will be suspended at the opening of business on May 7, 2010.

The Company currently anticipates that its common stock will be quoted on the Pink OTC Markets Inc. system, referred to as the “pink quotes,” and is seeking a market maker to effect this quotation.  There is no assurance that the Company’s common stock will be quoted in the pink quotes.

On May 4, 2010, the Company issued a press release announcing that it had received the aforementioned notice from Nasdaq.  The full text of the press release is included in this document as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

99.1           Press Release of TierOne Corporation, dated April 30, 2010.

99.2           Press Release of TierOne Corporation, dated May 4, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIERONE CORPORATION

Date: May 4, 2010	By:	/s/ James A. Laphen
James A. Laphen
President

-Signature Page-

TIERONE CORPORATION

Exhibit Index to Current Report on Form 8-K

Exhibit
Number                  Description

99.1	Press Release of TierOne Corporation, dated April 30, 2010.

99.2	Press Release of TierOne Corporation, dated May 4, 2010.

-Exhibit Index-